EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN ANNOUNCES FDA RESPONSE
TO ITS PHASE 1, PA32540 BIOEQUIVALENCE STUDY ANALYSES

Chapel Hill, N.C., June 20, 2012 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced that it has received an Advice/Information Request letter from the U.S. Food & Drug Administration (FDA) which indicates that the FDA has made a preliminary review of the study results and POZEN’s summary analyses of a Phase 1 study (115 Study) to assess the bioequivalence of PA32540 to enteric-coated (EC) aspirin 325 mg using acetylsalicylic acid (ASA) as the analyte. Based on its preliminary assessment, the FDA does not agree that bioequivalence of PA32540 to EC aspirin 325 mg was demonstrated based on the information available to the FDA at this time.  The FDA indicated that the reference-scaled bioequivalence approach used in the 115 Study was justifiable for PA32540 in establishing bioequivalence with EC aspirin 325 mg with ASA as the analyte.  In addition, FDA also advised POZEN that, as a general comment, for the development of a combination product with 81 mg aspirin, an in vivo bioequivalence study will be necessary unless a biowaiver can be further justified.  POZEN has a planned follow-up call with the FDA in the next few weeks to determine next steps in satisfying the bioequivalence requirements and any impact on the New Drug Application (NDA) filing timeline.

About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years. Funded by these milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunity for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About PA

POZEN is creating a portfolio of integrated aspirin therapies - the PA product platform. The products in the PA portfolio are intended to significantly reduce GI ulcers and other GI complications compared to taking aspirin alone.

The first candidates are PA32540, containing 325 mg of aspirin, and PA8140, containing 81 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around pH-sensitive aspirin. This novel, patented product is administered orally once a day and an indication will be sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended March 31, 2012. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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